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                                 SECOND AMENDMENT TO
                            SECURITIES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT ("Second Amendment") is made with effect as of June 15, 1998, by and between BP SOFTWARE', LTD., a Texas limited partnership ("Buyer"), and MIDISOFT CORPORATION, a Washington corporation ("Company").

                                     WITNESSETH:

     WHEREAS, Buyer and Company entered into that certain Securities Purchase Agreement, dated October 28, 1997, relating to the proposed sale and purchase in various tranches of an aggregate of $4,000,000 principal amount of the Debentures of the Company and Warrants related thereto, as more particularly described in such Agreement; and

     WHEREAS, Buyer and Company entered into that certain First Amendment to Securities Purchase Agreement, dated January 7, 1998, amending in certain respects the terms of such Agreement (the Agreement, as amended, hereinafter referred to as the "Contract"); and

     WHEREAS, as used herein, all capitalized terms shall have the same meanings and definition! as set forth in the Contract except as specifically modified herein; and

     WHEREAS, Buyer and Company desire to further amend the Contract as herein provided.

     NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

     SECTION 1. THE $1,000,000 JUNE 15, 1998 PURCHASE. With respect only to the proposed $1,000,000 June 15, 1 998 purchase by Buyer of $1,000,000 principal amount of the Debentures of the Company and Warrants related thereto, the Contract and all Exhibits thereto are hereby amended in all


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appropriate places to provide that Buyer agrees to purchase from the Company in the June 15, 1998 tranche, for a $500,000 aggregate purchase price, (a) $500,000 principal amount of Senior Convertible Secured Notes of the Company maturing on June 15, 2003, and bearing interest at the rate of one (1%) per annum to be paid in annual installments in arrears on the anniversary date hereof, the principal amount of which Notes shall be, at the option of the Holder thereof, convertible at any time, in whole or in part, upon ninety
(90) days' written notice, into 2,500,000 shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to twenty cents ($0.20) per share and (b) a five (5) year Warrant entitling the Holder thereof to subscribe for, purchase and receive 500,000 fully paid and non-assessable shares of Common Stock of the Company at the Exercise Price of seventy-five cents ($0.75) per share. The Notes shall be secured by first, prior and perfected interests in all intellectual property rights, fixed assets and contracts for product delivery of the Company. Subordinated and perfected interests in such collateral shall secure the Debentures of the Company previously purchased by Buyer. Such Holder shall have the option to purchase from the Company prior to December 31, 1998, for additional $500,000 purchase price, an additional $500,000 principal amount of Senior Convertible Secured Notes with terms and conditions similar to those referenced above, the principal amount of which Notes shall be, at the option of the holder thereof, convertible at any time, in whole or in part, into shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to forty-seven percent (47%) of the value of each share for the ten
(10) trading days prior to the exercise of such option.


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     SECTION 2. DEBT RESTRICTIONS. The Company covenants and agrees that prior to the payment In full or conversion in full of such Notes1 the Company shall not incur any bank or commercial finance debt, except in the ordinary course of business, without the express written consent of the Holder of the Notes.

     SECTION 3. APPOINTMENT OF DIRECTORS. The word "two" in lines 5 and 6 of
Section 11 of the Contract is deleted and the word "three" is substituted in lieu thereof. Buyer hereby appoints Larry Smart, David Weimert and Robert Orbach to the Board of Directors of the Company.

     SECTION 4. USE OF PROCEEDS. Company shall use the proceeds from the Notes for such purposes and in such amounts as have been previously approved in writing by the Holder.

     SECTION 5. CONTRACT IN FORCE. Buyer and Company hereby acknowledge and agree that, except as expressly modified in this Second Amendment, the terms and provisions of the Contract as previously written shall remain in full force and effect. The provisions of this Second Amendment shall control if there is a conflict with the provisions of the Contract.

     SECTION 6. EXECUTION OF AMENDMENT. Any facsimile signature appearing hereon shall be deemed an original, and this Second Amendment may be executed simultaneously in two or more counterparts. each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


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     IN WITNES'S WHEREOF, the parties hereto have executed this Second Amendment as of this day and year first above written.

                                       BUYER:

                                       BP SOFTWARB, LTD.
                                       a Texas Limited Partnership

                                       By:  BP Software GI', L.L.C. General
                                             Partner


                                       By:______________________________
                                            Shaul C. Baruch, Manager


                                       COMPANY:

                                       MIDISOFT CORPORATION
                                       a Washington Corporation


                                       By:______________________
                                             Larry Foster
                                             CEO/President